ENDORSEMENT APPLICABLE TO
                    CREDITS APPLIED TO ANNUITY ACCOUNT VALUE

When issued with this Endorsement, this Certificate and any endorsement hereto provides for an amount, referred to as "Credits," to be added to your Annuity Account Value (defined in Section 1.02) at the time a Contribution is allocated to your Annuity Account Value.

Credits

Credits are applied pro rata to the Investment Options in the same proportion as the applicable Contribution. The Credit is equal to [3%] of each Contribution. If you exercise your right to cancel this Certificate the amount payable will be reduced by the amount of the Credit.







NEW YORK,

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


/s/Edward D. Miller                               /s/Pauline Sherman
-------------------                               ------------------
Edward D. Miller                                  Pauline Sherman
Chairman and Chief Executive Officer              Vice President, Secretary
                                                  and Associate General Counsel


No. 98ECENDI

PART A -- THIS PART LISTS YOUR PERSONAL DATA.
------

THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.
The Annuity Commencement Date may not be earlier than the fifth Contract Date anniversary or later than the Processing Date which follows your 90th birthday.

PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CERTIFICATE.
------

CONTRIBUTION LIMITS (SEE SECTION 3.02):  Initial Contribution minimum: $25,000.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below.

Guaranteed Minimum Death Benefit

[6% Roll Up to Age [80][70] - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution plus any Credit which applies. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds, and the Guarantee Periods) on each Contract Date anniversary through the Annuitant's age [80][70] (or at the Annuitant's death, if earlier), and 0% thereafter, and is adjusted for any subsequent Contributions, Credits and withdrawals.]

[Annual Ratchet to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution plus any Credit which applies. Thereafter, the Guaranteed Minimum Death Benefit is reset through the Annuitant's age 80, to the Annuity Account Value on a Contract Date anniversary if higher than the current Guaranteed Minimum Death Benefit, and is adjusted for any subsequent Contributions, Credits and withdrawals.

[Return of Contributions - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution plus any Credit which applies. Thereafter, the initial Contribution is adjusted for any subsequent Contributions, Credits and any withdrawals.]


No. 94ICA/B

Any Credits applicable to subsequent contributions made within the prior three years will be deducted from the Annuity Account Value before it is applied to the annuity benefit.

GUARANTEED MINIMUM INCOME BENEFIT (SEE SECTION 7.08):

Guaranteed Minimum Income Benefit Benefit Base - The Guaranteed Minimum Income Benefit benefit base is equal to the initial Contribution on the Contract Date plus any Credit which applies. Thereafter, the Guaranteed Minimum Income Benefit benefit base is credited with interest at 6% (4% for amounts in the Alliance Money Market and Alliance Intermediate Government Securities Funds, and Guarantee Periods) on each Contract Date anniversary through the Annuitant's age [80][70], and 0% thereafter, and is adjusted for any subsequent Contributions, Credits and withdrawals. The Guaranteed Minimum Income Benefit benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that you exercise your Guaranteed Minimum Income Benefit.

WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Corridor Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                                     Current and Maximum
                                                        Percentage of
                 Contract Year                          Contributions
                 -------------                          -------------
                       1                                   8.00%
                       2                                   8.00%
                       3                                   7.00%
                       4                                   6.00%
                       5                                   5.00%
                       6                                   4.00%
                       7                                   3.00%
                       8                                   2.00%
                       9                                   1.00%
                 10 and later                              0.00%


The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

No. 94ICA/B

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
                Current and Maximum                 [Annual rate of 1.10%
                                                    (equivalent to a daily
                                                    rate of 0.003032%)].
Administration Charge:
                Current and Maximum                 [Annual rate of 0.25%
                                                    (equivalent to a daily
                                                    rate of 0.000692%).
                                                    We reserve the right to
                                                    increase this charge
                                                    to an annual rate of 0.35%.]
Distribution Charge:
                Current and Maximum                 [Annual rate of 0.25%
                                                    (equivalent to a daily
                                                    rate of 0.000692%).]


No. 94ICA/B